January 14, 2003


FOR IMMEDIATE RELEASE

Contact: Community Banks, Inc.
              Eddie L. Dunklebarger, Chairman, President and CEO
              (717) 920-5800

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      Community Banks, Inc. Appoints Scott J. Newkam to Board of Directors

HARRISBURG - Community Banks, Inc., (Listed on NASDAQ: CMTY) announced today the appointment of Scott J. Newkam to its board of directors. Mr. Newkam is Chairman, President and CEO of Hershey Entertainment & Resorts Company. Mr. Newkam begins his service with the Community Banks, Inc. board immediately and will be nominated for election by the shareholders at their meeting in May, 2003. Additionally, Mr. Newkam will become a member of the corporation's audit committee, which is responsible for overseeing risk management and corporate governance.

According to Eddie L. Dunklebarger, Chairman, President and CEO of Community Banks, Inc., "We are delighted to have Scott Newkam join our board of directors. Scott brings many years of experience in corporate and financial management to our company. His appointment reinforces our dedication to the greater Harrisburg area."

Mr. Newkam said, "I am happy to join the Community Banks team and consider it a privilege to be appointed to the board. This is a fine institution with a bright future based right here in Central Pennsylvania." Prior to being appointed CEO of Hershey Entertainment & Resorts Company, Mr. Newkam had served as the company's chief operating officer and, previously, its chief financial officer. He is a certified public accountant and also serves on the boards of Millers Mutual Group, the Pennsylvania Chamber of Business and Industry, the Central Pennsylvania Multiple Sclerosis Society, and numerous other local and regional organizations.

Community Banks, Inc. is the parent company of CommunityBanks, which maintains 43 community banking offices and over 90 ATM's throughout central and northeastern Pennsylvania and northern Maryland. In addition to banking services, the corporation offers complete trust, investment, insurance and settlement services.